Exhibit (a)(1)(C)
ATMEL CORPORATION
OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS
FOR NEW AWARDS
ELECTION FORM
THIS OFFER EXPIRES AT 9:00 P.M., PACIFIC TIME, ON AUGUST 28, 2009,
UNLESS THE OFFER IS EXTENDED
     Before signing this election form, please make sure you have received, read and understand the documents that comprise this offer to exchange certain outstanding options for new awards (the “offer”), including (1) the Offer to Exchange Certain Outstanding Options for New Awards (referred to as the “Offer to Exchange”); (2) the email from Steven Laub, our President and Chief Executive Officer, dated August 3, 2009; (3) this election form, together with its instructions; and (4) the withdrawal form, together with its instructions. The offer is subject to the terms of these documents as they may be amended. The offer provides eligible employees the opportunity to exchange eligible options for new awards as set forth in Section 2 of the Offer to Exchange. This offer expires at 9:00 p.m., Pacific Time, on August 28, 2009, unless extended. PLEASE FOLLOW THE INSTRUCTIONS ATTACHED TO THIS FORM.
     In accordance with the terms and conditions outlined in the offer documents, if you participate in the offer, the number of restricted stock units or combination of restricted stock units and new options, as applicable, that you receive in exchange for your eligible options will be based on the per share exercise price of your exchanged options and your Atmel grade level, as described in Section 2 of the Offer to Exchange. If you participate in this offer, you may exchange outstanding options (regardless of whether the options are vested or unvested) that were granted to you by Atmel with an exercise price of greater than $4.69 per share under our 2005 Stock Plan, were granted before August 3, 2008, and remain outstanding and unexercised as of the expiration date of the offer, currently expected to be August 28, 2009 (but excluding certain options that previously were amended, in order to avoid imposition of adverse tax consequences under Internal Revenue Code Section 409A, as described in Section 2 of the Offer to Exchange). All restricted stock unit awards will be scheduled to vest in 16 equal quarterly installments over a period of approximately 4 years following its grant, except for RSUs granted to eligible employees whose principal work location is in China or France and certain eligible employees whose principal work location is in Norway (which will have different vesting schedules). All new option awards will be scheduled to vest in 48 equal monthly installments over a period of approximately 4 years following its grant, except for new options granted to eligible employees whose principal work location is in China and certain eligible employees whose principal work location is in Norway (which will have different vesting schedules). See Section 9 of the Offer to Exchange for further details and Section 2 of the Offer to Exchange to determine whether you will receive new awards in the form of restricted stock units entirely or a combination of restricted stock units and new options if you choose to participate in the offer. Vesting on any date is subject to your continued employment with Atmel or its direct or indirect subsidiaries through each relevant vesting date. You will lose your rights to all exchanged options that are cancelled under the offer.
     BY PARTICIPATING, YOU AGREE TO ALL TERMS OF THE OFFER AS SET FORTH IN THE OFFER DOCUMENTS.
     To participate in the offer to exchange some or all of your eligible option grants, you must complete and submit your election via Atmel’s offer website at https://atmel.equitybenefits.com by 9:00 p.m., Pacific Time, on August 28, 2009, unless extended. Alternatively, you may sign, date and deliver the properly completed election form via email or facsimile to Atmel’s Stock Administration Department at the email address: tender_offer@atmel.com or the fax number: (408) 487-2558 by 9:00 p.m. Pacific Time, on August 28, 2009, unless we extend the offer. Only elections that are complete and actually received by Atmel by the deadline will be accepted. Elections may be submitted only via Atmel’s offer website, email or fax. Elections submitted by any other means, including hand delivery, United States mail (or other post) and Federal Express (or similar delivery service), are not permitted.

     You may change your mind after you have submitted an election and withdraw some or all of your eligible option grants from the offer at any time by the expiration date. You may elect to exchange additional eligible option grants, fewer eligible option grants, all of your eligible option grants or none of your eligible option grants. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal we receive by the expiration date.
     If you choose to participate in the offer, please select the appropriate box. To help you recall your outstanding eligible options, please refer to the grant information available via Atmel’s offer website which lists your eligible option grants, the grant date of your eligible options, the current exercise price per share of your eligible options, and the number of outstanding shares subject to your eligible options. To review the vesting schedule and option expiration date of each of your eligible options listed on the offer website, please refer to your E*TRADE account by logging into your account at the website address: https://us.etrade.com/e/t/user/login_sp.
     You may elect to exchange eligible option grants pursuant to the offer regardless of whether the eligible option grants are fully vested, partially vested or entirely unvested. If you are unable to access your grant information via the offer website or your E*TRADE account, you may contact Atmel’s Stock Administration Department via email at tender_offer@atmel.com or via facsimile at (408) 487-2558 for assistance.
☐ Yes, I wish to participate in the offer as to ALL of my eligible option grants.
All of my eligible options will be cancelled irrevocably on the cancellation date, currently expected to be August 28, 2009.
OR
☐ Yes, I wish to participate in the offer as to some of my eligible option grants listed below:
(please list each eligible option grant you wish to elect)

Grant Number	Grant Date

My eligible option grants that are specifically listed above will be cancelled irrevocably on the cancellation date, currently expected to be August 28, 2009.
I understand that this election form will replace any election and any withdrawal I previously submitted.
SUBMIT NO LATER THAN 9:00 P.M., PACIFIC TIME, ON AUGUST 28, 2009 (UNLESS THE OFFER IS EXTENDED).

Election Terms & Conditions
     1. I agree that my decision to accept or reject the offer with respect to all or some of my eligible option grants is entirely voluntary and is subject to the terms and conditions of the Offer to Exchange.
     2. I understand that I may change my election at any time by completing and submitting a new election and/or withdrawal no later than 9:00 p.m. Pacific Time, on August 28, 2009 (unless the offer is extended) and that any election and/or withdrawal submitted and/or received after such time will be void and of no further force and effect.
     3. If my employment with Atmel or its direct or indirect subsidiaries terminates before the offer expires, I understand that I will cease to be an eligible employee under the terms of the offer and any election that I have made prior to the termination of my employment with Atmel or its direct or indirect subsidiaries to exchange my eligible options will be ineffective. As a result, my eligible options will not be exchanged under the offer and I will not receive new awards.
     4. I agree that decisions with respect to future grants under any Atmel equity compensation plan will be at the sole discretion of Atmel.
     5. I agree that: (i) the offer is discretionary in nature and may be suspended or terminated by Atmel, in accordance with the terms set forth in the offer documents, at any time prior to the expiration of the offer; (ii) Atmel may, at its discretion, refuse to accept my election to participate; and (iii) the offer is a one-time offer that does not create any contractual or other right to receive future offers, options or benefits in lieu of offers.
     6. I agree that: (i) the value of any new awards and participation in the offer made pursuant to the offer is an extraordinary item of income which is outside the scope of my employment contract, if any; and (ii) the offer value of any new awards granted pursuant to the offer is not part of normal or expected compensation for any purpose, including but not limited to purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.
     7. Neither my participation in the offer nor this election shall be construed so as to grant me any right to remain in the employ of Atmel or any of its direct or indirect subsidiaries and shall not interfere with the ability of my current employer to terminate my employment relationship at any time with or without cause (subject to the terms of my employment contract, if any).
     8. For the exclusive purpose of implementing, administering and managing my participation in the offer, I hereby explicitly and unambiguously consent to the collection, receipt, use, retention and transfer, in electronic or other form, of my personal data as described in this document by and among, as applicable, my employer and Atmel and its direct or indirect subsidiaries and affiliates. I understand that Atmel and my employer hold certain personal information about me, including, but not limited to, my name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in Atmel, details of all options or any other entitlement to shares of stock awarded, cancelled, exercised, vested, unvested or outstanding in my favor, for the purpose of implementing, administering and managing the offer (“Data”). I understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the offer, that these recipients may be located in my country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than my country. I understand that I may request a list with the names and addresses of any potential recipients of the Data by contacting my local human resources department representative. I authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing my participation in the offer. I understand that I may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing my local human resources department representative. I understand, however, that refusing or withdrawing my consent may affect my ability to participate in the offer. For more information on the consequences of my refusal to consent or withdrawal of consent, I understand that I may contact my local human resources department representative.
     9. Regardless of any action that Atmel or a subsidiary or affiliate of Atmel takes with respect to any or all income tax, social insurance, payroll tax or other tax-related withholding related to the offer (“Applicable Withholdings”), I acknowledge that the ultimate liability for all Applicable Withholdings is and remains my sole responsibility. In that regard, I authorize Atmel and/or its subsidiaries to withhold all Applicable Withholdings legally payable by me from my wages, from the proceeds of any stock sales or other cash payments paid to me by Atmel and/or its subsidiaries. Finally, I agree to pay to Atmel or its subsidiary any amount of Applicable Withholdings that Atmel or its subsidiary may be required to withhold as a result of my participation in the offer if Atmel does not satisfy the Applicable Withholding through other means.
     10. I acknowledge that I may be accepting the offer and the terms and conditions of this election in English and I agree to be bound accordingly.
     11. I acknowledge and agree that none of Atmel or a direct or indirect subsidiary or affiliate of Atmel, or any of their respective employees or agents, has made any recommendation to me as to whether or not I should accept the offer to exchange my eligible options and that I am not relying on any information or representation made by any such person in accepting or rejecting the offer, other than any information contained in the offer documents.
     12. I agree that participation in the offer is governed by the terms and conditions set forth in the offer documents and this election form. I acknowledge that I have received the offer documents and have been afforded the opportunity to consult with my own investment, legal and/or tax advisors before making this election and that I have knowingly accepted or rejected the offer. I agree that any and all decisions or interpretations of Atmel upon any questions relating to the offer and this election will be given the maximum deference permitted by law, although I have all rights accorded to me under applicable law to challenge such decision or interpretation in a court of competent jurisdiction.
     13. I further understand that if I submit my election by facsimile, Atmel intends to send me a confirmation of my election via email at my Atmel email address, if any, or if none, at my personal email address as I have provided to Atmel below, within two U.S. business days after the submission of my election. I understand that if I submit my election via the offer website, the Confirmation Statement provided on the offer website at the time I submit my election will provide evidence that I submitted my election and that I should print and keep a copy of such Confirmation Statement for my records. If I have not received a confirmation, I understand that it is my responsibility to ensure that my election has been received no later than 9:00 p.m. Pacific Time, on August 28, 2009. I understand that only responses that are complete, signed (electronically or otherwise), dated and actually received by Atmel by the deadline will be accepted.
     14. I acknowledge and agree that if I am a participant in the Atmel Corporation ASIC and Fab 7 Success of Sale Plan, any vesting acceleration benefit set forth in such plan will not apply to any RSUs granted pursuant to this offer.
(Required)
☐  I acknowledge and agree with the terms and conditions stated above.

Employee Signature	Date and Time (indicate time zone)

Employee Name (Please print)

Employee Email Address
If submitting via email or facsimile, deliver to:
Stock Administration Department
Email: tender_offer@atmel.com
Fax: (408) 487-2558

ELECTION INSTRUCTIONS
FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER
1. Delivery of the Election.
If you choose to participate in the offer, you must do one of the following by the expiration date, currently expected to be 9:00 p.m., Pacific Time, on August 28, 2009:
Election via Offer Website
1.	To submit an election via the offer website, click on the link to the offer website in the email you received from Steven Laub announcing this offer or go to the offer website at https://atmel.equitybenefits.com.

2.	Log into the offer website by using the login instructions provided to you in the email you received from Steven Laub announcing this offer.

3.	After logging onto the offer website, click on the “MAKE AN ELECTION” button. You will be directed to your election form that contains the following personalized information with respect to each eligible option you hold, including:
•	the grant date of the eligible option;

•	the current exercise price per share of the eligible option; and

•	the total number of outstanding shares subject to the eligible option.
You may refer to your E*TRADE account by logging into your account at the website address: https://us.etrade.com/e/t/user/login_sp to review the vesting schedule and option expiration date of each of your eligible option grants.
4. Select the appropriate box next to each of your eligible option grants to indicate your choice whether to exchange your eligible options in accordance with the terms of this offer. Select the “NEXT” button to proceed to the next page.
5. After completing the election form, you will have the opportunity to review the elections you have made with respect to your eligible options. If you are satisfied with your elections, continue through the offer website. Select the “I AGREE” button to agree to the Agreement to Terms of Election.
6. You will be directed to the Confirmation Statement page. Please print and keep a copy of the Confirmation Statement for your records.
Elections via Fax or Email
Alternatively, you may submit your election form via fax or email by doing the following:
1. Properly complete, sign and date the election form that you received in the email from Steven Laub, dated August 3, 2009, announcing the offer.
2. Fax the properly completed election form to Atmel’s Stock Administration Department at the fax number: (408) 487-2558 or send an email to Atmel’s Stock Administration Department at tender_offer@atmel.com with your properly completed election form attached to your email.

If you want to use the offer website but are unable to submit your election via the offer website as a result of technical failures of the offer website, such as the offer website being unavailable or the offer website not accepting your election, or if you do not have access to the offer website for any reason, you may submit your election by email or facsimile by following the instructions provided above. To obtain a paper election form, please contact Atmel’s Stock Administration Department via email at tender_offer@atmel.com or via facsimile at (408) 487-2558.
Your delivery of all documents regarding the offer, including elections and withdrawals, is at your risk. Delivery will be deemed made only when actually received by us. If you submit your election or withdrawal via the offer website, you should print and keep a copy of the Confirmation Statement on the offer website at the time that you complete and submit your election or withdrawal. The printed Confirmation Statement will provide evidence that you submitted your election or withdrawal. If you submit your election or withdrawal via email or facsimile, we intend to confirm the receipt of your election or withdrawal by email within two U.S. business days of receiving your election or withdrawal. If you have not received a confirmation, it is your responsibility to confirm that we have received your election and/or any withdrawal. You should contact the Stock Administration Department via email at tender_offer@atmel.com or facsimile at (408) 487-2558. Only responses that are properly completed, signed (electronically or otherwise), dated and actually received by Atmel by the deadline by the offer website at https://atmel.equitybenefits.com, email at tender_offer@atmel.com or facsimile at (408) 487-2558 will be accepted. Responses submitted by any other means, including hand delivery, interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted.
Our receipt of your election is not by itself an acceptance of your eligible options for exchange. For purposes of this offer, we will be deemed to have accepted eligible options for exchange that are validly elected to be exchanged and are not properly withdrawn as of the time when we give oral or written notice to the option holders generally of our acceptance of eligible options for exchange. We may issue this notice of acceptance by press release, email or other form of communication. Eligible options accepted for exchange will be cancelled on the cancellation date, which we presently expect will be August 28, 2009.
Atmel will not accept any alternative, conditional or contingent tenders. Although it is our intent to provide you with confirmation of receipt of this election, by completing and submitting this election, you waive any right to receive any notice of the receipt of the tender of your eligible options, except as provided for in the Offer to Exchange. Any confirmation of receipt sent to you merely will be a notification that we have received your election and does not mean that your eligible options have been cancelled. Your eligible options that are accepted for exchange will be cancelled after the offer expires on the same U.S. calendar day as the expiration date, which cancellation is scheduled to be August 28, 2009.
2. Withdrawal and Additional Tenders.
Tenders of eligible options made through the offer may be withdrawn at any time on or before 9:00 p.m., Pacific Time, on August 28, 2009. If Atmel extends the offer beyond that time, you may withdraw your tendered eligible options at any time until the extended expiration of the offer. In addition, although Atmel currently intends to accept your validly tendered eligible options promptly after the expiration of the offer, if we have not accepted your options by 9:00 p.m., Pacific Time, on September 28, 2009, you may withdraw your tendered eligible options at any time thereafter.

To withdraw some or all of the options that you previously elected to exchange, you must do one of the following while you still have the right to withdraw the tendered eligible options:
Withdrawals via Offer Website
     1. Log into the offer website via the link provided in the email announcing the offer or via https://atmel.equitybenefits.com, by using the login instructions provided to you in the email you received from Steven Laub announcing this offer.
     2. After logging into the offer website, click on the “MAKE AN ELECTION” button. You will be directed to the form that contains personalized information with respect to each eligible option you hold including:
•	the grant date of the eligible option;

•	the current exercise price per share of the eligible option; and

•	the total number of outstanding shares subject to the eligible option.
Additionally, the form will indicate the selections you previously made with respect to eligible options you want to exchange pursuant to the term of this offer.
You may refer to your E*TRADE account by logging into your account at the website address: https://us.etrade.com/e/t/user/login_sp to review the vesting schedule and option expiration date of each of your eligible option grants.
     3. Click the appropriate box next to each of your previously-selected eligible option grants in order to remove the selection with respect those eligible option grants you wish to withdraw from participation in the offer. Select the “NEXT” button to proceed to the next page.
     4. After completing the form, you will have the opportunity to review the changes you have made with respect to your eligible options. If you are satisfied with your changes, continue through the offer website. Select the “I AGREE” button to agree to the Agreement to Terms of Election and to submit your election.
     5. You will be directed to the Confirmation Statement page. Please print and keep a copy of the Confirmation Statement for your records.
Withdrawals via Fax or Email
     Alternatively, you may submit a withdrawal form via fax or email by doing the following:
     1. Properly complete, date and sign the withdrawal form that you received in the email from Steven Laub, dated August 3, 2009, announcing the offer; and
     2. Fax the properly completed withdrawal form to Atmel’s Stock Administration Department at the fax number (408) 487-2558 or send an email to Atmel’s Stock Administration Department at tender_offer@atmel.com with your properly completed withdrawal form attached to your email. We must receive your properly completed and submitted withdrawal form by the expiration date, currently expected to be 9:00 p.m., Pacific Time, on August 28, 2009.
If you want to use the offer website but are unable to submit your withdrawal via the offer website as a result of technical failures of the offer website, such as the offer website being unavailable or the offer website not accepting your changed election, or if you do not have access to the offer website for any reason, you may submit your withdrawal by email or facsimile by following the instructions provided above. To obtain a paper withdrawal form, please contact Atmel’s Stock Administration Department via email at tender_offer@atmel.com or via facsimile at (408) 487-2558.
Your withdrawal must be submitted before the offer expires in accordance with the procedures described in these instructions. You may not rescind any withdrawal and any eligible options withdrawn will not be deemed properly tendered for purposes of the offer unless you properly re-elect to exchange those eligible options on or before the expiration date.
To re-elect to exchange some or all of your withdrawn eligible option grants or to elect to exchange more or less eligible option grants, you must submit a new election via the offer website, email or facsimile to:
Atmel Corporation
Offer website: https://atmel.equitybenefits.com
Email: tender_offer@atmel.com
Fax: (408) 487-2558
Your new election must be submitted in accordance with the procedures described in the instructions herein. Since any prior election will be disregarded, your new election must indicate all eligible option grants you wish to exchange, not just those you wish to add. Your new election must include the required information regarding all of the eligible option grants you want to exchange and must be signed and clearly dated after the date of any election and any withdrawal you previously submitted. Upon the receipt of such a new, properly filled out, signed and dated election, any previously submitted election and/or withdrawal will be disregarded and will be considered replaced in full by the new election. You will be bound by the last properly submitted election and/or withdrawal we receive on or before the expiration date.
The delivery of all documents, including withdrawal forms, is at your own risk. Only responses that are properly completed, signed (electronically or otherwise), dated and actually received by Atmel by the deadline via the offer website at https://atmel.equitybenefits.com, email at tender_offer@atmel.com or facsimile at (408) 487-2558 will be accepted. If you have not received a confirmation, it is your responsibility to confirm that we have received your withdrawal. Responses submitted by any other means, including hand delivery, interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted. If you submit your election or withdrawal via the offer website, you should print and keep a copy of the Confirmation Statement on the offer website at the time that you complete and submit your election or withdrawal. The printed Confirmation Statement will provide evidence that you submitted your election or withdrawal. If you submit your election or withdrawal via email or facsimile, we intend to confirm the receipt of your election or withdrawal by email within two U.S. business days of receiving your election or withdrawal. Note that if you submit any election and/or withdrawal via facsimile within the last two U.S. business days prior to the expiration of the offer, time constraints may prevent Atmel from providing an email confirmation prior to the expiration of the offer.
3. Tenders.
If you intend to tender eligible options through the offer, you must tender all of your shares subject to each eligible option grant, except to the limited extent specifically described in the following paragraph.

You may pick and choose which of your eligible option grants you wish to exchange. If you have exercised a portion of an eligible option grant, your election will apply to the portion that remains outstanding and unexercised. If you have an eligible option grant that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an eligible employee beneficially owns a portion of that eligible option, you may accept this offer with respect to the entire remaining outstanding portion of the option grant if so directed by the beneficial owner as to his or her portion in accordance with the domestic relations order or comparable legal documents. We are not accepting partial tenders of option grants, so you may not accept this offer with respect to a portion of an eligible option grant that is beneficially owned by you while rejecting it with respect to the portion beneficially owned by someone else. As you are the legal owner of the eligible options, we will respect an election to exchange such eligible option grant pursuant to the offer that is made by you and accepted by us and we will not be responsible to you or the beneficial owner of the eligible option grant for any action taken by you with respect to such eligible option grant.
4. Signatures on this Election.
If the election is being submitted via email or facsimile, it must be signed by the holder of the eligible options and the signature must correspond with the name as written on the face of the option agreement or agreements to which the eligible options are subject without alteration, enlargement or any change whatsoever. If this election is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to Atmel of the authority of that person to act in that capacity must be submitted with this election via email or facsimile.
Elections by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity may not be submitted via the offer website.
Elections submitted via the offer website:
Logging into the offer website and completing and submitting your election via Atmel’s offer website is the equivalent of signing your name on a paper form and has the same legal effect as your written signature.
5. Other Information on this Election.
If you are submitting your election via email or facsimile, in addition to completing and signing the election form, you must print your name and indicate the date and time at which you signed. You also must include a current email address.
6. Requests for Assistance or Additional Copies.
Any questions should be directed to your local Human Resources representative. Any requests for additional copies of the Offer to Exchange or this election form may be directed to Atmel’s Stock Administration Department by email at tender_offer@atmel.com or via facsimile at (408) 487-2558. Copies will be furnished promptly at Atmel’s expense.
7. Irregularities.
We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any elections. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties. We reserve the right to reject any elections or any options elected to be exchanged that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly tendered eligible options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered options in a uniform and nondiscriminatory manner. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the election period, subject only to an extension that we may grant in our discretion.
Important: The election must be received no later than 9:00 p.m., Pacific Time (unless the offer is extended), on August 28, 2009, via Atmel’s offer website, email or fax by:
Stock Administration Department
Offer website: https://atmel.equitybenefits.com
Email: tender_offer@atmel.com
Fax: (408) 487-2558
8. Additional Documents to Read.
You should be sure to read the Offer to Exchange, all documents referenced therein, the email from Steven Laub, our President and Chief Executive Officer, dated August 3, 2009, this election form, together with its instructions and the withdrawal form, together with its instructions, before deciding whether or not to participate in the offer.
9. Important Tax Information.
Please refer to Section 14 and Schedules C through Q of the Offer to Exchange, which contain important tax information. We also recommend that you consult with your personal advisors before deciding whether or not to participate in this offer.